Exhibit 99.(r)(i)

2014-11-13

Code of Ethics and Business Conduct Statement

Background

In accordance with SEC Rule 204A-1 of the Investment Advisers Act of 1940, FWCA has adopted a code of ethics to:

•                  Set forth standards of conduct expected of advisory personnel (including compliance with federal securities laws);

•                  Safeguard material non-public information about client transactions; and

•                  Require “access persons” to report their personal securities transactions. In addition, the activities of an investment adviser and its personnel must comply with the broad antifraud provisions of Section 206 of the Advisers Act.

Introduction

FWCA’s reputation for conducting its business activities in the highest ethical and professional manner is one of its most important assets and has been instrumental in its business success. Each FWCA employee — whatever his or her position — is responsible for continuing to uphold these high ethical and professional standards.

FWCA’s Code of Business Conduct and Ethics (the “Code”) sets out basic principles designed to guide employees in the course of their business activities and practices. All employees must conduct themselves in accordance with the Code, and seek to avoid even the appearance of improper behavior. Each new Four Wood Capital employee is required to read the Code and acknowledge his or her understanding of the Code at the time of employment. Further, whenever there are material amendments to the Code, each Four Wood Capital employee must read the new Code and acknowledge his or her understanding of the Code, as amended.

As an investment adviser firm, we have an overarching fiduciary duty to our clients. They deserve our undivided loyalty and effort, and their interests come first. We have an obligation to uphold that fiduciary duty and see that our personnel do not take inappropriate advantage of their positions and the access to information that comes with their positions.

FWCA holds their employees accountable for adhering to and advocating the following general standards to the best of their knowledge and ability:

•                  Always place the interest of the clients first and never benefit at the expense of advisory clients;

•                  Always act in an honest and ethical manner, including in connection with, and the handling and avoidance of, actual or potential conflicts of interest between personal and professional relationships;

•                  Always maintain the confidentiality of information concerning the identity of security holdings and financial circumstances of clients;

•                  Fully comply with all applicable laws, rules and regulations of federal, state and local governments and other applicable regulatory agencies; and

•                  Proactively promote ethical and honest behavior with FWCA including, without limitation, the prompt reporting of violations of, and being accountable for adherence to, this Code of Ethics.

Confidentiality

FWCA frequently obtains confidential or sensitive information from its clients and/or prospective clients, business partners and/or business counterparties. FWCA employees also receive in the ordinary course of their employment confidential or proprietary information regarding FWCA and its business. It is critical, therefore, that all matters relating to the business of FWCA and its clients’ affairs be held in strictest confidence. Consequently, each FWCA employee must sign and comply with the FWCA Confidentiality and Employment Policy at the time of their employment.

Failure to comply with FWCA’s Code of Ethics may result in disciplinary action, up to and including termination of employment.

Prohibited Purchases and Sales

Insider Trading

In accordance with SEC Section 204A, illegal insider trading refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, nonpublic information about the security. The SEC defines material by saying “Information is material if ‘there is a substantial likelihood that a reasonable shareholder would consider it important’ in making an investment decision.” Information is nonpublic if it has not been disseminated in a manner making it available to investors generally.

FWCA strictly prohibits trading personally or on the behalf of others, directly or indirectly, based on the use of material, non-public or confidential information. FWCA additionally prohibits the communicating of material non-public information to others in violation of the law. Employees who are aware of the misuse of material nonpublic information should report such to the Chief Compliance Officer (CCO). This policy applies to all of FWCA’s employees and associated persons without exception.

Please note that SEC’s position that the term “material nonpublic information” relates not only to issuers but also to the adviser’s securities recommendations and client securities holdings and transactions.

Personal Securities Transactions

Specific Blackout Periods

FWCA employees may not purchase or sell a Security, a Related Security, or Futures Contract at a time when you intend or know of another’s intention to purchase or sell that same Security, a Related Security, or Futures Contract, on behalf of an Advisory Client (the “Specific Knowledge Blackout Period”).

If you are a Portfolio Employee, you may not purchase or sell a Security, a Related Security, or Futures Contract within seven calendar days before or after the trade date of a transaction in that Security, a Related Security, or Futures Contract, by an Advisory Client for which you are responsible (the “7-Day Blackout Period”).

For Portfolio Employees, the CCO (or his designee) will not approve an Investment Transaction until any applicable Blackout Period has expired or any required approvals or exemptions have been obtained. An Investment Transaction that violates a Blackout must be reversed or unwound, or if that is not practical, the profits must be disgorged and distributed in a manner determined by the CCO.

Initial Public Offerings (IPO’s)

Except in a transaction exempted by the “Exempted Transactions” section of this Code of Ethics, no employee may acquire, directly or indirectly, beneficial ownership in any securities in an Initial Public Offering (“IPO”) without first obtaining approval from the CCO. Any acquisition by an access person or employee in an IPO following CCO approval shall be recorded on the appropriate firm personal trading log or other designated reporting document and placed in employees file or CCO designated compliance file.

Limited or Private Offerings

Except in a transaction exempted by the “Exempted Transactions” section of this Code of Ethics, no access person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in a Limited or Private Offering without first obtaining approval from the CCO. The Adviser’s CCO must obtain approval from his Supervisor. Investment personnel are required to disclose such investment to any client considering an investment in the issuer of such Limited or Private Offering.

Miscellaneous Restrictions

Margin Accounts

Investment personnel are prohibited from purchasing securities on margin. The CCO may, for good cause shown, permit margin accounts, but shall record the reasons and grant of permission with the records of the Code.

Short Sales

Unless pre-cleared by the CCO, investment personnel are prohibited from selling any security short that is owned by any client of the firm, except for short sales “against the box”.

Short-Term Trading

Ban on Short-Term Trading Profits

FWCA’s employees may not profit from the purchase and sale, or the sale and purchase, within 30 calendar days of the trade date, of the same Securities and/or Related Securities. Any such short-term trade must be reversed or unwound, or if that is not practical, the profits must be disgorged and distributed in a manner determined by the CCO.

Exempted Transactions

The prohibitions of this section of this Code of Ethics shall NOT apply to:

•                  Purchases or sales affected in any account over which the access person has no direct or indirect influence or control.

•                  Purchases which are part of an automatic investment plan, including dividend reinvestment plans.

•                  Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.

•                  Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spinoffs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

•                  Open end Investment Company shares other than shares of investment companies advised by the firm or its affiliates or sub-advised by the firm.

•                  Certain closed-end index funds

•                  Unit investment trusts

•                  Exchange traded funds that are based on a broad-based securities index

•                  Futures and options on currencies or on a broad-based securities index

Prohibited Activities

Conflicts of Interest

FWCA and its employees have an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. All employees must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest.” A conflict of interest may arise if an employee’s personal interest interferes, or appears to interfere, with the interests of FWCA or its clients. A conflict of interest can arise whenever an employee takes action or has an interest that makes it difficult for the employee to perform their duties and responsibilities for FWCA honestly, objectively and effectively.

While it is impossible to describe all of the possible circumstances under which a conflict of interest may arise, listed below are situations that most likely could result in a conflict of interest and that are prohibited under this Code of Ethics:

•                  Employees may not favor the interest of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). This kind of favoritism would constitute a breach of fiduciary duty; and

•                  Employees are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Employees are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the employee may not participate in any decision-making process regarding the securities of that issuer.

Gifts and Entertainment Policy

FWCA recognizes the value of fostering good working relationships with individuals and firms doing business or seeking to do business with us. To this end, it may be appropriate on occasion for FWCA employees to accept nominal gifts or invitations for entertainment from clients and other business contacts. To provide guidance to employees in this regard, FWCA has adopted this Gifts and Entertainment Policy. This policy sets forth general guidelines, reporting requirements and examples of the types of gifts and gratuities that are appropriate in the ordinary course of doing business. Also, it may be appropriate in the pursuit of fostering good business relationships to give gifts or provide entertainment to clients or vendors. Accordingly, this Policy also applies to providing gifts and entertainment. Employees should be aware that certain clients, especially those associated with governments, public or private pension plans, and those regulated by FINRA, such as brokers or registered representatives, may have contractual, regulatory and/or other limitations on their ability to receive gifts. This may include limitations on: (i) attendance at FWCA-sponsored conferences or events; (ii) the value of gifts and entertainment that may be accepted, if any; and (iii) the frequency of invitations. Clients of FWCA may also be subject to certain reporting requirements.

In addition, FWCA personnel may not give gifts or provide entertainment as a means of seeking to influence clients or prospective clients of FWCA. All gifts to government officials are prohibited. If you are planning a FWCA-sponsored conference or event, you must coordinate with the Legal and Compliance Department prior to the time that invitations are mailed to clients. Similarly, FWCA employees who are registered representatives regulated by the FINRA are subject to applicable additional FINRA rules.

Gifts and Entertainment Guidelines

FWCA employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, FWCA employees should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

Definitions

Business Contact: Any person who is an employee, an affiliate or representative of a client or prospective client of FWCA; and an external party who has or seeks to have a business relationship with FWCA including, but not limited to: distributors, brokers, banks, outsource companies, trustee banks, law firms, accounting firms, software providers, consultants, technology services providers, vendors, union representatives, ERISA Plan Sponsors, and ERISA Plan Service Providers, etc.

Gift: A Gift is considered to be anything of value given to or received from a Business Contact gratuitously.

Entertainment: Any activity offered to or accepted from a Business Contact of any value, including for example: tickets or invitations to sporting events, social events, concerts, hospitality events, meals, leisure activities or events of like nature. Entertainment also includes any transportation and/or lodging or reimbursement for such transport and/or lodging accompanying or related to such activity or event.

Procedures

In order to address actual or potential conflicts of interest that may arise when any personnel accepts a gift, entertainment, special accommodation, or other items of value, FWCA places restrictions on giving and accepting gifts and entertainment from an individual or entity that has a prospective or existing business relationship with FWCA.

Gifts and Entertainment Approval and Reporting

Gifts: FWCA employees must obtain pre-approval from the CFO and CCO before providing any gift to a Business Contact, by submitting the Gifts and Entertainment Request Form (included as Exhibit G&E) and receiving prior approval from the CFO and CCO before making such gift. Any gift that is provided to a Business Contact must be reported to the FWCA CCO to be recorded in the Gifts and Entertainment Log.

Entertainment: FWCA employees may provide entertainment, defined above, to a Business Contact without pre-approval if the value of the entertainment event is less than $250 per person receiving the entertainment, up to a maximum of $1,000 value for all persons participating in the entertainment event. If any personnel desire to provide entertainment above these thresholds, they must complete the Gifts and Entertainment Request Form and receive approval from the CFO and CCO prior to the entertainment event. Any Entertainment with a value of greater than $100 that is provided to a Business Contact must be reported to the FWCA CCO to be recorded in the Gifts and Entertainment Log regardless of whether such gift required pre-clearance.

Receiving Gifts or Entertainment: Any FWCA employee that receives a Gift or Entertainment that exceeds $100 in value must report the gift or entertainment to the FWCA CCO for recording in the Gifts and Entertainment Log. In addition, if any proposed Gift or Entertainment to be provided to personnel of FWCA exceeds $250 in value, such personnel must obtain prior approval (or immediately notify when prior approval is not feasible) from the CFO and CCO.

In the event that the CFO and/or CCO determines, for any reason, that any gift or entertainment proposed is either inappropriate or could be deemed to be an improper inducement to enter into business with FWCA, approval for such gift or entertainment will be declined. The employee requesting the approval must abide by the decision and act according to the instructions given in the particular case.

Reporting Breaches

A breach of the requirements of this policy must be reported to the CCO as soon as practical.

Bribes and kickbacks are criminal acts, strictly prohibited by law. FWCA employees must not offer, give, solicit or receive any form of bribe or kickback

Political and Charitable Contributions

“Pay to Play” Policy

FWCA is adopting a policy to be compliant with all “Pay to Play” Rules that are effective as of March 14, 2011 or September 13, 2011 pursuant to SEC Rule 206(4)-5. This “Pay to Play” policy will be reviewed on an annual basis and will be amended promptly anytime the “Pay to Play” Rules are updated by the Securities and Exchange Commission (SEC) or any state regulatory authority that may have authority over our firm.

FWCA recognizes that in providing advisory services to a government entity for compensation. FWCA will adopt provisions of the SEC Rule 206(4)-5 as follows:

1.                                      No advisory services will be provided for compensation to a government entity until after two years have passed if FWCA or its “covered associates” have made contributions to an “official” of the government entity.

2.                                      FWCA or its “covered associates” will not provide or agree to provide, directly or indirectly, payment to any third party for a solicitation of advisory services to any government entity on behalf of FWCA, UNLESS;

a.                                      The third party soliciting advisory services to a government entity is a broker-dealer, registered investment adviser or municipal advisor all of whom would be subject to “pay to play” restrictions by their respective regulators.

3.                                      FWCA will not solicit from others or coordinate contributions to an “official” of a government entity or payments to political parties or Political Action Committees (PAC) where the adviser is seeking government business.

4.                                      In recognition of the restrictions of “Pay to Play” FWCA will require all executive officers, owners (direct and indirect), employees and solicitors to notify the Chief Compliance Officer (CCO) in writing of any and all contributions to candidates, elected “officials”, political parties and PAC. (While certain exemption or exceptions for various contributions are allowed by the SEC rule, FWCA has adopted the following provisions: FWCA prohibits Political Contributions to state or local political candidates. FWCA also prohibits Political Contributions to federal political candidates that hold state or local government positions. Therefore, FWCA employees may make personal Political Contributions only in federal elections to candidates that are not serving in state or local government positions at the time.) An additional exception would be if FWCA does NOT have any clients, that they receive compensation from, that are considered government entities. No records will be kept until FWCA has clients that are considered government entities.

5.                                      The records kept will detail in chronological order each contributor, each recipient, amounts, dates and whether or not the contribution is subject to Rule 206(4)-5 exceptions. The list will be kept for five years.

6.                                      The CCO of FWCA will also keep a list of all “covered associates” and government entities to which FWCA provided advisory services for the preceding five years.

7.                                      There will be a look back provision for all employed “covered associates” for two years prior to their employment. An exception will be a look back provision of six months for employed “covered associates” that do not solicit advisory services for FWCA.

8.                                      Clients that are considered government entities include federal, state and local entities, agencies and public pension plans i.e. 403(b), 457 and 529. If GCA advises or acts as a sub adviser to a Pooled Investment Vehicle that a government entity invests in all of the foregoing “pay to play” restrictions apply.

9.                                      For the purposes of defining an “official” FWCA adopts the definition provided within SEC Rule 206(4)-5 as: incumbent, candidate or successful candidate for elective office of a government entity if the government office is directly or indirectly responsible or can influence the outcome of the hiring of an Investment Adviser OR has authority to appoint any person who is directly or indirectly responsible or can influence the outcome of the hiring of an Investment Adviser.

10.                               For the purposes of defining a “covered associate” FWCA adopts the definition provided within SEC Rule 206(4)-5 as: (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee; and (iii) any political action committee controlled by the investment adviser or by any of its covered associates.

FWCA is principally owned by Four Wood Capital Partners, LLC. Several of the principals and or partners of Four Wood Capital Partners, LLC may or may not be actively involved and or contribute to various political campaigns. FWCA has informed all parties of the firm’s political contribution and specific “pay to play” policies and will monitor all new and existing client relationships to verify that FWCA’s policies have not be violated.

EXHIBIT G&E

FOUR WOOD CAPITAL ADVISORS, LLC
GIFT & ENTERTAINMENT REQUEST FORM

Date:

Requestor:

Gifts (Required for All Gifts)*

Recipients:

Name	Title	Firm

Description/Purpose of Gift:

Total Cost:

Cost/Person:

Entertainment (Required for Entertainment over $250pp or $1,000 in Total)*

Attendees:

Name	Title	Firm

*                 You must receive pre-approval before accepting any gift with a value greater than $100, or entertainment greater than $250. You also must report to FWCA any entertainment greater than $100.

Description/Purpose of Entertainment:

Total Cost:

Cost/Person:

Approvals

Requestor Signature	CCO Signature	CFO Signature

Date	Date	Date

Service on Board of Directors

FWCA personnel may not serve on the Board or other governing board of a company or entity unless approved in advance by FWCA’s General Counsel. FWCA personnel should consult the Personal Investment Transaction Policy (the “PTP”) before entering into any discussions regarding serving on another entity’s governing board. If an employee receives permission to serve on a governing board, that employee may be subject to restrictions on the communication of information about such company, to isolate the employee from investment decisions by FWCA regarding securities of that company.

Some activities will generally not be approved under any circumstances. For example, a FWCA employee generally may not:

1.                                      Serve on the Board for a company or engage in any business activity that competes with FWCA’s business interests;

2.                                      Engage in an activity that involves extensive use of FWCA’s equipment, supplies or facilities (excluding instances where an employee is serving at the request of FWCA); or

3.                                      Serve on the Board for a company which is a client of FWCA.

Other situations which may create conflicts of interest include, but are not limited to preparation of tax returns, providing investment or legal advice, and providing advice that is based on information obtained through employment with FWCA.

Compliance Procedures

Compliance with Laws and Regulations

All employees of FWCA must comply with all applicable state, local and federal securities laws. Specifically, supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•                  To defraud such client in any manner;

•                  To mislead such client, including making any statement that omits material facts;

•                  To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

•                  To engage in any manipulative practice with respect to such client; or

•                  To engage in any manipulative practice with respect to securities, including price manipulation.

Personal Securities Transactions Procedures and Reporting

A.                                    Personal Investment Transaction Policy

Generally, FWCA employees should avoid any transactions, activities, or relationships that might interfere with their ability to make decisions in the best interests of FWCA’s clients or might create the appearance of a conflict of interest with FWCA’s clients. In particular, due to the potential conflicts involved, personal securities trading by employees of investment advisory firms has received significant attention from industry regulators and the media. The FWCA Personal Investment Transaction Policy (“PTP”) sets forth FWCA’s policies and procedures under the Advisers Act, the 1940 Act and other applicable rules with respect to the personal securities transactions and relationships of FWCA’s employees.

FWCA employees are required to disclose their brokerage accounts and the accounts of immediate family members and arrange to have duplicate brokerage account statements and trade confirmations sent directly to the CCO or his designee. The PTP prohibits purchases in limited offerings, such as IPOs. In addition, certain employees who are considered “Advisory Employees” are subject to pre-clearance, short-term trading and other requirements. Furthermore, FWCA employees involved in portfolio management and trading activities are subject to additional restrictions. All employees should review the PTP carefully to determine its applicability to their personal investment activities. All new FWCA employees are required to sign an acknowledgment that they have read and understand the PTP.

B.                                    Monitoring of Personal Securities Transactions

FWCA is required by the Act to review access (supervised) persons’ personal securities transactions and reports periodically. The CCO is responsible for reviewing these transactions and reports. The CCO’s personal securities transactions and reports shall be reviewed by a designated firm personnel.

All FWCA employees and supervised or access persons are subject to the reporting requirements detailed below for all personal accounts and all accounts in which they have a “beneficial interest” in any and all “reportable securities”. For clarification, these terms are defined as follows:

Definition of Beneficial Interest

A supervised person is deemed to have a beneficial interest in the following situations:

i.                                          Ownership of reportable securities in the supervised person’s name.

ii.                                       Ownership of reportable securities by a supervised person indirectly through an account or investment vehicle for the supervised person’s benefit (i.e. IRA, brokerage account, 529 plan, family or personal trust, partnership, etc.).

iii.                                    Ownership of reportable securities in which the supervised person has a joint interest (i.e. joint brokerage accounts, etc.).

iv.                                   Ownership of reportable securities by a member of the supervised person’s immediate family member. Immediate family member is defined here as a spouse, domestic partner, fiancée, minor children or children still living in the same household, and other dependent relatives of persons living in the same household as the supervised person.

v.                                      Reportable securities owned by trusts, private foundations, charitable, or other similar accounts for which the supervised person has investment discretion.

Definition of Reportable Securities

An investment instrument, other than an insurance policy or fixed annuity, issued by a corporation, government, or other organization which offers evidence of debt or equity. The official definition, from the Securities Exchange Act of 1934, is: “Any note, stock, treasury stock, bond, debenture, certificate of interest or participation in any profit-sharing agreement or in any oil, gas, or other mineral royalty or lease, any collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit, for a security, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any instrument commonly known as a ‘security’; or any certificate of interest or participation in, temporary or interim certificate for, receipt for, or warrant or right to subscribe to or purchase, any of the foregoing; but shall not include currency or any note, draft, bill of exchange, or banker’s acceptance which has a maturity at the time of issuance of not exceeding nine months, exclusive of days of grace, or any renewal thereof the maturity of which is likewise limited.”

Exemptions to Reportable Securities

a.                                      Purchases or sales affected in any account over which the access person has no direct or indirect influence or control.

b.                                      Purchases which are part of an automatic investment plan, including dividend reinvestment plans.

c.                                       Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.

d.                                      Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

e.                                       Open end Investment Company shares other than shares of investment companies advised by the firm or its affiliates or sub-advised by the firm.

f.                                        Certain closed-end index funds

g.                                       Unit investment trusts

h.                                      Exchange traded funds that are based on a broad-based securities index

i.                                          Futures and options on currencies or on a broad-based securities index

C.                                    Pre-Clearance (PI - Exhibit 4 & 5)

For any activity where it is indicated in the Code of Ethics that pre-clearance is required, the following procedure must be followed:

1.                                      Pre-clearance requests must be submitted by the requesting supervised person to the CCO in writing (PI - Exhibit 4 and/or 5). The request must describe in detail what is being requested and any relevant information about the proposed activity.

2.                                      The CCO will respond in writing to the request as quickly as is practical, either giving an approval or declination of the request, or requesting additional information for clarification.

3.                                      Pre-clearance authorizations expire by the end of trading in New York City on the day of notice of approval from the CCO, unless otherwise specified, after the approval, unless otherwise noted by the CCO on the written authorization response.

4.                                      Records of all pre-clearance requests and responses will be maintained by the CCO for monitoring purposes and ensuring the Code of Ethics is followed.

D.                                    Pre-Clearance Exemptions

The pre-clearance requirements of this section of this Code of Ethics shall not apply to:

1.                                      Purchases or sales affected in any account over which the supervised person has no direct or indirect influence or control.

2.                                      Purchases which are part of an automatic investment plan, including dividend reinvestment plans.

3.                                      Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.

4.                                      Acquisition of covered securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

5.                                      Open end investment company shares other than shares of investment companies advised by the firm or its affiliates or sub-advised by the firm

6.                                      Certain closed-end index funds.

7.                                      Unit investment trusts.

8.                                      Exchange traded funds that are based on a broad-based securities index.

9.                                      Futures and options on currencies or on a broad-based securities index.

E.                                    Reporting Requirements

1.                                      Holdings Reports (PI - Exhibit 1)

Every employee or supervised person shall, no later than thirty (30) days after the person becomes a supervised person and annually thereafter, file an initial holdings report containing the following information:

a.                                      The title, exchange ticker symbol or CUSlP number (when available), type of security, number of shares and principal amount of each Reportable Security in which the supervised person had any direct or indirect beneficial ownership when the person becomes a supervised person;

b.                                      The name of any broker, dealer or bank with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and

c.                                       The date that the report is submitted by the supervised person.

2.                                      Quarterly / Annual Reports (PI - Exhibit 2&3)

Every employee of supervised person shall, no later than thirty (30) days after the end of calendar quarter, and annually file transaction reports containing the following information:

a.                                      For each transaction involving a Reportable Security in which the supervised person had, or as a result of the transaction acquired, any direct or indirect beneficial interest, the supervised person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number (when available), type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;

b.                                      The nature of the transaction (e.g. purchase, sale)

c.                                       The price of the security at which the transaction was effected

d.                                      The name of any broker, dealer or bank with or through the transaction was effected; and

e.                                       The date that the report is submitted by the supervised person.

f.                                        Employees or supervised persons may use duplicate brokerage confirmations and account statements in lieu of submitting quarterly transaction reports, provided that all of the required information is contained in those confirmations and statements.

3.                                      Reporting Exemptions

The reporting requirements of this section of this Code of Ethics shall not apply to:

a.                                      Any report with respect to securities over which the supervised person has no direct or indirect influence or control.

b.                                      Transaction reports with respect to transactions effected pursuant to an automatic investment plan, including dividend reinvestment plans.

c.                                       Transaction reports if the report would contain duplicate information contained in broker trade confirmations or account statements that the firm holds in its records so long as the firm receives the confirmations or statements no later than thirty (30) days after the end of the applicable calendar quarter.

4.                                      Report Confidentiality

All holdings and transaction reports will be held strictly confidential, except to the extent necessary to implement and enforce the provisions of the code or to comply with requests for information from government agencies.

Certification of Compliance

Initial Certification

FWCA is required to provide all employees with a copy of this Code. All employees are to certify in writing that they have: (a) received a copy of this Code; (b) read and understand all provisions of this Code; and (c) agreed to comply with the terms of this Code.

Acknowledgement of Amendments

FWCA must provide employees with any amendments to this Code and employees must submit a written acknowledgement that they have received, read, and understood the amendments to this Code.

Annual Certification

All employees must annually certify that they have read, understood, and complied with this Code of Ethics and that the supervised person has made all of the reports required by this code and has not engaged in any prohibited conduct.

The CCO shall maintain records of these certifications of compliance.

Company Conduct/ Reporting Violations

Legal and Accounting Complaints

FWCA is committed to achieving compliance with all applicable legal and accounting standards. Employees with concerns regarding accounting matters should report their concerns to the General Counsel. Reports will be treated confidentially to the extent reasonably possible. Any employee of Four Wood Capital may submit a good faith complaint regarding legal or accounting matters to the management of Four Wood Capital without fear of dismissal or retaliation of any kind.

Disciplinary Events and Investment Related Litigation

As an investment adviser, FWCA is required to disclose relevant disciplinary history (as more fully set forth in the Advisers Act, but generally including: criminal convictions; plea of guilt or no contest in criminal proceedings; criminal charges relating to an investment-related business; and certain other criminal, civil, administrative and SRO proceedings) of its employees to the SEC and other regulatory bodies. To facilitate meeting this obligation, each employee has an ongoing affirmative duty to promptly inform the Legal and Compliance Department if he or she becomes the subject of any disciplinary action or is charged with a crime.

From time to time, employees may become parties to, or witnesses in, litigation or other legal proceedings. An employee should advise the General Counsel, or his designee, if he or she becomes involved in, or threatened with, any litigation or administrative investigation or proceeding relating to his or her employment or duties with Four Wood Capital or previous activities in the financial services industry.

Contact by Regulators

Due to the fact that the financial services industry is highly regulated, there frequently may be contact between FWCA and its regulators. If a FWCA employee receives an inquiry from a government official (for example, a representative of the SEC, CFTC, OCC, NFA, NYSE, FINRA or local, state or federal attorney general or other department) whether by telephone, e-mail, letter or office visit, the employee should immediately inform such official that FWCA’s policy is to refer all such inquiries to FWCA’s Legal and Compliance Department. The employee should then promptly refer such inquiry to the General Counsel, CCO or another member of the Legal and Compliance Department.

Customer Complaints

Complaints from clients should be reported immediately to the CCO for review and resolution. FWCA personnel should not attempt to respond to or settle complaints or disputes on their own. A file of all written complaints and responses thereto will be maintained.

General Code of Ethic Violations

All employees must report violations of the firm’s Code of Ethics promptly to the CCO. If the CCO is involved in the violation or is unreachable, employees may report directly to the CEO or supervisor. All reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Persons may report violations of the Code of Ethics on an anonymous basis. Examples of violations that must be reported are (but are not limited to):

•                  Noncompliance with applicable laws, rules, and regulations;

•                  Fraud or illegal acts involving any aspect of the firm’s business;

•                  Material misstatements in regulatory filings, internal books and records, clients records or reports; or

•                  Activity that is harmful to clients, including fund shareholders; and deviations from required controls and procedures that safeguard clients and the firm.

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the code.

Correspondence / Advertising / E-Mail / Instant Messaging

As a general policy Employees need to recognize that basically any item that comes into the firm or goes out from the firm that is client related will qualify as either correspondence (1 client) or advertising (2 clients or more). Employees of FWCA, and their investment advisory affiliates and subsidiaries must retain all correspondence and advertising as part of required books and records subject to retention requirements under the Advisers Act and the 1940 Act (for Fund and BD affiliates). This includes all written and electronic items such as e-mail or instant message communications pertaining to investment recommendations, marketing material, advertisements and other communications to two or more persons, and e-mail. FWCA utilizes the services of a third party provider for the monitoring and archiving of all electronic communications. These e-mails, or other electronic communications are generally required to be saved for five years (six years with respect to the Four Wood Capital Funds) from the date the communication was received or sent. You are not permitted to communicate company business through personal e-mail or other personal electronic means of communication. FWCA reserves the right to review all employee emails; you should have no expectation of privacy with respect to any message sent or received through your FWCA e-mail. FWCA does not allow the usage of instant messaging for any type of client related communications.

Foreside Fund Services, LLC, (Foreside) is a registered broker-dealer and is subject to the e-mail retention requirements of the 1934 Act. All e-mail messages (both internal or external) sent or received by employees who have FlNRA licenses registered with Foreside that pertain to broker-dealer business must be retained as required under applicable rules.

Compliance and Education

Training and Education

CCO shall be responsible for training and educating supervised persons regarding this Code. Training will occur periodically as needed and all supervised persons are required to attend any training sessions or read any applicable materials.

Recordkeeping

CCO shall ensure that FWCA maintains the following records in a readily accessible place:

•                  A copy of each code of ethics that has been in effect at any time during the past five years;

•                  A record of any violation of the code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•                  A record of all written acknowledgements of receipt of the code and amendments for each person who is currently, or within the past five years was a supervised person. These records must be kept for five years after the individual ceases to be a supervised person of the firm;

•                  Holdings and transactions reports made pursuant to the code, including any brokerage confirmation and account statements made in lieu of these report;

•                  A list of the names of persons who are currently, or within the past five years were, access persons;

•                  A record of any decision and supporting reasons for approving the acquisition of securities by access persons in initial public offerings and limited offerings for at least five years after the end of the fiscal year in which approval was granted; and

•                  A record of any decisions that grant employees or access persons a waiver from or exception to the code.

Annual Review

CCO shall review at least annually the adequacy of this Code of Ethics and the effectiveness of its implementation.

Sanctions

Any violations discovered by or reported to the CCO shall be reviewed and investigated promptly, and reported through the CCO to the Supervisor. Such report shall include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the CCO. Such recommendation shall be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. Upon recommendation of the CCO, the firm may impose such sanctions for violation of this Code of Ethics as it deems appropriate, including, but not limited to:

•                  letter of censure;

•                  Suspension or termination of employment;

•                  Reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit; and

•                  In serious cases, referral to law enforcement or regulatory authorities.

Definitions

1.                                      “Employee” or “Access Person” includes any supervised person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; or is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. All of the firm’s directors, officers, and partners are presumed to be access persons.

2.                                      “Act” means Investment Advisers Act of 1940.

3.                                      “Adviser” means FWCA.

4.                                      A “Covered Security” is “being considered for purchase or sale” when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

5.                                      “Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes as such Act and the rules and regulations promulgated thereunder.

6.                                      “CCO” means Chief Compliance Officer per rule 206(4)-7 of the Investment Advisers Act of 1940.

7.                                      “Conflict of Interest”: for the purposes of this Code of Ethics, a “conflict of interest” will be deemed to be present when an individual’s private interest interferes in anyway, or even appears to interfere, with the interests of the Adviser as a whole.

8.                                      “Covered Security” means any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Act. Additionally, it includes options on securities, on indexes, and on currencies; all kinds of limited partnerships; foreign unit trusts and foreign mutual funds; and private investment funds, hedge funds, and investment clubs.

9.                                      “Covered Security” does not include direct obligations of the U.S. government; bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements; shares issued by money market funds; shares of open-end mutual funds that are not advised or sub-advised by the Adviser; and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the Adviser.

10.                               “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

11.                               “Investment personnel” means: (i) any employee of the Adviser or of any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for clients.

12.                               “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

13.                               “Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

14.                               “Reportable security” is as defined by Rule 204A-1 of the Act. For more clarification, please see this no-action letter, which spells out the Code of Ethics requirements in layman’s terms:http://www.sec.gov/divisions/investment/noaction/ncs113005.htm.

15.                               “Supervised Persons” means directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions); employees of the adviser; and any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

PI - Exhibit 1

FOUR WOOD CAPITAL ADVISORS, LLC
INITIAL HOLDINGS REPORT FORM

All personnel must either complete the attached form listing securities that are held in their name or by an immediate family member or submit duplicate account statements from the custodian of your personal accounts (including those of an immediate family member as defined in the Four Wood Capital Personal Investment Transaction Policy), that contain the requested information, within 10 days of becoming a Four Wood Capital employee. You should complete the form with information about your personal holdings that is current as of a date no earlier than 45 days prior to the completion of this form.

I certify that the following holdings chart (or the attached account statements) is an accurate representation of my personal holdings (including the holdings of an immediate family member) that is current as of a date that is no earlier than 45 days prior to my completion of this form. If I have submitted duplicate account statements, I certify that the holdings listed in those account statements represent all of my personal securities holdings.

Name (print)

Date

Signature

Please also list any brokers, dealers, or banks with whom you maintain an account in which any securities are held. You also must notify Legal and Compliance any time you or an immediate family member opens a new personal account which holds securities that had not previously been reported.

Name of Broker, Dealer or Bank	Account Number

For the securities held in each account, please provide the following information.  In lieu of completing this chart, you may submit duplicate account statements from the custodian(s) of your account(s) that contain the following information.

Name of Security	Cusip	Interest Rate	Maturity Date	Quantity	Principal Amount (dollar value)	Price	Broker- Dealer	Custodian

PI - Exhibit 2

FOUR WOOD CAPITAL ADVISORS, LLC
QUARTERLY PERSONAL INVESTMENT TRANSACTIONS FORM

All Four Wood Capital personnel must complete the attached form listing all securities transactions in the previous quarter made by then or an immediate family member within 30 days after the end of the calendar quarter. In lieu of completing the attached form, you may submit duplicate account statements from any broke, dealer or bank in which Advisory Personnel or their immediate family member holds a beneficial interest in securities.

Name (print)

Date

Signature

For the securities held in each account, please provide the following information.  In lieu of completing this chart, you may submit duplicate account statements from the custodian(s) of your account(s) that contain the following information.

Name of Security	Interest Rate	Maturity Date	Quantity	Principal Amount (dollar value)	Transaction Date	Type of Transaction (buy or sell)	Price	Broker- Dealer	Custodian

PI - Exhibit 3

FOUR WOOD CAPITAL ADVISORS, LLC
ANNUAL HOLDINGS REPORT FORM

All personnel must either complete the attached form listing securities that are held in their name or by an immediate family member or submit duplicate account statements from the custodian of your personal accounts (including those of an immediate family member as defined in the Four Wood Capital Personal Investment Transaction Policy), that contain the requested information, within 30 days of year-end of the calendar year. You should complete the form with information about your personal holdings that is current as of a date no earlier than 45 days prior to the completion of this form.

I certify that the following holdings chart (or the attached account statements) is an accurate representation of my personal holdings (including the holdings of an immediate family member) that is current as of a date that is no earlier than 45 days prior to my completion of this form. If I have submitted duplicate account statements, I certify that the holdings listed in those account statements represent all of my personal securities holdings.

Name (print)

Date

Signature

Please also list any brokers, dealers, or banks with whom you maintain an account in which any securities are held. You also must notify Legal and Compliance any time you or an immediate family member opens a new personal account which holds securities that had not previously been reported.

Name of Broker, Dealer or Bank	Account Number

For the securities held in each account, please provide the following information.  In lieu of completing this chart, you may submit duplicate account statements from the custodian(s) of your account(s) that contain the following information.

Name of Security	Cusip	Interest Rate	Maturity Date	Quantity	Principal Amount (dollar value)	Price	Broker-Dealer	Custodian

PI - EXHIBIT 4

FOUR WOOD CAPITAL ADVISORS, LLC

PRE-CLEARANCE OF PERSONAL INVESTMENT TRANSACTIONS FORM

You must complete the following form for any personal account in which you or any of your immediate family members have or will acquire a beneficial ownership interest, including  any interest that is acquired by a gift of securities. Submitting this form DOES NOT constitute approval or authorization for the investment transaction that you have submitted. The CCO or his designee will email you and indicate whether the proposed transaction is approved or denied. If you receive approval for the proposed transaction, you must execute the investment transaction by the end of the trading day in New York City on which you receive the CCO’s approval. The approval is only valid for the trading day on which it is received, and if the personal investment transaction is not executed on the day the approval is received, the employee must repeat the pre-clearance procedure prior to executing the proposed investment transaction. This form may be submitted by e-mailing a completed copy to the CCO or his designee.

Name of Security:

Symbol:

Issuer:

Type of Security:

Buy or Sell:

Amount to be Purchased or Sold:

Executing Broker-Dealer:

☐                                    I certify that I am not in possession of any material non-public information regarding the securities to be purchased or sold in the proposed personal investment transaction.

Name

Date

Signature

PI - EXHIBIT 5

FOUR WOOD CAPITAL ADVISORS, LLC

PRIVATE PLACEMENT QUESTIONNAIRE

In addition to completing this form, please provide subscription documents for the Chief Compliance Officer’s review. Requests can be e-mailed to: preclear@fourwoodcapital.com.

Advisory Employee Name:

Title:	Phone Number:

Name of the Private Placement:

Maxi mum number of shares/units to be purchased or sold:

Buy or Sell:

Expected Price:	Expected Transaction Date:

What percentage of total shares will you own by investing in the specified amount:

Description of the Private Placement:

Are you a Portfolio Employee? If so, do you make investment decisions? Please Explain.

Are you aware of any reasons why the investment should be reserved for any Four Wood Capital Advisory account(s)?

☐ Yes ☐ No If yes, please explain:

How did you become aware of this investment/opportunity?

Was this offer made to you because of your position with Four Wood Capital?

☐ Yes ☐ No If yes, please explain:

Are you aware of whether or not this investment will be of interest or should be made to any of Four Wood Capital’s Advisory accounts or within the near future?

☐ Yes ☐ No If yes, please explain:

Are you aware of whether or not this Private Placement is with a registered investment company?

☐ Yes ☐ No If yes, please explain:

Since Four Wood Capital Partners’ employees are prohibited from participating in IPOs, what provisions are available to you to liquidate your investment apart from the company issuing public stock?

Four Wood Capital Advisors, LLC

100 Wall Street, 11th Floor, New York, NY 10005-3701
(212) 701-4500

All Investment Adviser Representatives, responsible persons, or firm personnel dealing with or having access to client files and other public or non-public information must initially upon hiring, and then annually, read, review, and acknowledge at a minimum the following firm items:

•                  Four Wood Capital Advisors, LLC’s Privacy Policy

•                  Four Wood Capital Advisors, LLC’s Code of Ethics

•                  Four Wood Capital Advisors, LLC’s Policies and Procedures Manual

•                  Four Wood Capital Advisors, LLC’s AML Red Flag Items

•                  Four Wood Capital Advisors, LLC’s Identity Theft Red Flag Items

•                  [Optional Items That Firms Requires to Be Reviewed]

The firm’s Chief Compliance Officer is responsible for documenting the completion of these tasks and therefore requires each of the firm’s responsible parties and personnel to complete and sign the statement shown below.

ATTESTATION STATEMENT

By signing this document I certify that I have read Four Wood Capital Advisors, LLC’s above listed documents and fully understand the legal, regulatory, policy, and other requirements outlined therein and agree to abide by the ethics, procedures, policies, agreements, and other stipulations contained therein.

Investment Adviser or Other Responsible Person’s:

Printed Name:	Signature:

Date:       /     /

Exhibit I